SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

AXCESS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11933	85-0294536
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

16650 Westgrove Drive, Suite 600, Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 407-6080

Former Address: 3208 Commander Drive, Carrollton, Texas	75006
(Former address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 29, 2012, Axcess International Inc. entered into a Credit Agreement to re-structure short term debt, pay accrued legal bills related to an outstanding patent suit, provide funding for overhead and administrative operations, and provide the opportunity for further funding for intellectual property licensing and legal activities in support of its eleven patents.  Under the Agreement with RFID LLC, the immediate credit facility totals $1.48 million and under circumstances related to the intellectual property activities a total of $10 million could be made available.

The Credit Agreement further provides for the funding of a patent licensing program to begin in 2012 designed to provide additional revenue to the Company based on the eleven patents in its portfolio.

Item 8.01 Other Events.

Axcess filed a lawsuit in Dallas in the 132nd District Court for the State of Texas, Case 3:10-cv-01033-F on Friday May 21, 2010 against Savi Technology, Inc. a wholly owned subsidiary of Lockheed Martin Corporation alleging infringement of U.S. Patent Nos. 6,294,953 entitled “High Sensitivity Demodulator For A Radio Tag And Method,” and 7,271,727 entitled “Dual Frequency Radio Tag For A Radio Frequency Identification System”.  The trial is set for the first quarter of 2013.

The Company also had certain overhead and administrative expense obligations which are to be addressed with the financing.  Late in 2010, six former and current, full and part-time employees filed a wage claim with the Texas Workforce Commission citing episodic unpaid wages from mid-2010 totaling $77k which the Company paid in full by January 2011.  In late 2011, four current full and part-time employees filed a wage claim with the Texas Workforce Commission citing episodic unpaid wages from the second half of 2011 totaling $92k which the Company expects to begin paying on shortly.  The Company also expects to use a portion of the funding to become current on certain audit, tax and SEC filings dating back to the fourth quarter 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCESS INTERNATIONAL, INC.
(Registrant)

March 23, 2012	/s/ ALLAN GRIEBENOW
(Date)	Allan Griebenow
President and Chief Executive Officer